Exhibit 99.1

Volatility Shares 2000 PGA Blvd, Suite 4440 Palm Beach Gardens, FL 33408

Volatility Shares Announces ETF Reverse Share Split

Palm Beach Gardens, FL, June 17, 2026—Volatility Shares LLC, on behalf of VS Trust (the “Trust”), announced today a reverse share split (a “Reverse Split”) for its series, 2x Long VIX Futures ETF (Cboe BZX Exchange symbol: UVIX (the “Fund”)). The Reverse Split will not change the value of a shareholder’s investment.

The Fund will experience a 1 for 20 Reverse Split of its shares which will be effective at the market open on July 1, 2026, when the Fund begins trading at its respective post-Reverse Split prices. The ticker symbol for the Fund will not change, but the Fund will be issued a new CUSIP number: 92891H705.

Ticker	Fund	Split Ratio	Old CUSIP	New CUSIP
UVIX	2x Long VIX Futures ETF	1:20	92891H606	92891H705

The Reverse Split will increase the net asset value per share of the Fund with a proportionate decrease in the number of shares outstanding. Specifically, every 20 pre-Reverse Split shares held by a Fund shareholder will result in the receipt of one post-Reverse Split share, which will be priced 20 times higher than the net asset value of a pre-Reverse Split share.

Fractional Shares from Reverse Splits

For Fund shareholders who hold quantities of shares that are not an exact multiple of the applicable Reverse Split ratio (i.e., not a multiple of 20), the Reverse Split will result in the creation of a fractional share. Post-Reverse Split fractional shares will be redeemed for cash and sent to the shareholder’s broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders. For questions, please call (866) 261-0273.

About Volatility Shares

Volatility Shares is a commodity pool operator registered with the National Futures Association (NFA) and a registered investment adviser registered with the Securities Exchange Commission (SEC).

“VIX®” is a trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and CBOE has agreed that S&P may use the “VIX®” trademark in the names of the Indexes as licensed to Volatility Shares. Volatility Shares are not sponsored, endorsed, sold or promoted by S&P or CBOE or their respective affiliates, and S&P and CBOE and their respective affiliates make no representation regarding the advisability of investing in Volatility Shares.

Investors should consider the investment objectives, risks, charges and expenses carefully before investing. For a prospectus or summary prospectus with this and other information about the Fund, please call 866.261.0273 or visit our website at www.volatilityshares.com. Read the prospectus or summary prospectus carefully before investing. An investment in the Fund involves risk, including possible loss of principal. The material available on this site is not an offer or solicitation of any kind to buy or sell any securities outside of the United States of America.

Foreside Fund Services, LLC is the marketing agent for UVIX.